Exhibit 4.28
AMENDMENT AGREEMENT
The undersigned:
1.	Adventure Three S.A., established in Majuro, Marshall Islands, hereinafter referred to as ‘the Borrower’,
2.	HOLLANDSCHE BANK-UNIE N.V., having its registered office in Amsterdam, the Netherlands, hereinafter referred to as ‘HBU’
whereas
-	the Borrower and HBU entered into a credit agreement on 23/26 September 2005, hereinafter referred to as ‘the Credit Agreement’, to which the terms and conditions stated in the Credit Agreement apply;
-	the Borrower and HBU wish to amend the conditions of the Credit Agreement in the manner described below and otherwise wish to continue the Credit Agreement unaltered;
have agreed as follows:
existing condition:
Security and covenants
new condition:
Security and covenants
-	First preferred mortgage of USD 6,000,000 on the vessel m.v. “Free Envoy”, registered under the flag of the Marshall Islands. Official number 2161, call letters V7GR6. Fuller details are included in the mortgage deed. On this mortgage the laws of the Marshall Islands will be applicable.

As far as possible HBU’s General Conditions applicable to Ship Mortgages are incorporated in the mortgage deed.
-	Joint and several liability of Adventure Two S.A.
-	Corporate guarantee of USD 500,000, plus interest and costs, from FreeSeas Inc., established in Majuro, Marshall Islands. (new)

-	Pledge of rights and earnings under time charter contracts concluded or to be concluded.

-	Pledge of rights under hull and machinery insurance policy.

-	Pledge of rights under protection and indemnity risk insurance policy.

-	Pursuant to Art. 18 of the HBU General Banking Conditions HBU has a right of pledge on all goods and documents of title which are in possession or will come into the possession of HBU or a third party on HBU’s behalf from or for the benefit of the Borrower on any account whatsoever and on all present or future claims of the Borrower vis-a-vis HBU on any account whatsoever to secure any obligations of the Borrower to HBU on any account whatsoever.

HOLLANDSCHE BANK-UNIE N.V.
Handelsregister K.v.K. Amsterdam nr 33259495
B.T.W. ident.nr. NL 00.30.27.144.B01

Insofar as such pledge has not been created yet, this agreement shall be considered as an instrument of pledge and, insofar as necessary, as notification of such pledge.
Signature:
Rotterdam, 23 January 2006
HOLLANDSCHE BANK-UNIE N.V.

/s/ [ILLEGIBLE]
Majuro, 27/2/2006

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
Adventure Three S.A.

HOLLANDSCHE BANK-UNIE N.V.
Handelsregister K.v.K. Amsterdam nr 33259495
B.T.W. ident.nr. NL 00.30.27.144.B01